Exhibit 10.2

SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”), dated as of February 16, 2015 (the “Effective Date”), is between RESPONSE BIOMEDICAL CORP., having its principle address at 1781-75th Avenue W., Vancouver, B.C., Canada V6P 6P2 (“Response”), and 杭州中翰盛泰生物技术有限公司, HANGZHOU JOINSTAR BIOMEDICAL TECHNOLOGY CO., LTD, having its registered address at Floor 10, Main Building, #519 Xingguo RD, Qianjiang Economic Development Zone, Hangzhou, Zhejiang Province, China (“JBT”).

RECITALS

WHEREAS, Response proposes to supply Raw Materials to JBT for multiple Assays that will run on a New Analyzer developed by JBT, and JBT proposes to purchase Raw Materials exclusively from Response;

WHEREAS, on October 15th, 2014, JBT and Response have entered into a Binding Term Sheet-Supply for supply by Response of Raw Materials;

WHEREAS, on October 15th, 2014, JBT and Response have entered into a Technology Development Agreement (the “Technology Development Agreement” or “TDA”) regarding the co-development of [***], and multiple Assays that will run on a New Analyzer (as defined below) developed by JBT;

WHEREAS, JBT and Response are entering into a Collaboration Agreement (the “Collaboration Agreement”) on the same date hereof, which is intended to supplement and implement certain terms in the Technology Development Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements as set forth herein and of other good and valuable consideration, Response and JBT, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1	Adjusted Transfer Price	For a particular Assay, the Adjusted Transfer Price (D) of Raw Materials set forth on Exhibit A.

[***]Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

1.2	Adjusted Transfer Price Quantity	For a particular Assay, the Adjusted Transfer Price Quantity (B) of Raw Materials set forth on Exhibit A.

1.3	Affiliate

With respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses the power to direct or cause the direction of the management, business and policies of such Person, whether through the ownership of fifty percent (50%) or more of the voting securities of such Person by voting agreement, by contract or otherwise. For purpose of this Agreement, Response’s “Affiliate” shall not include OrbiMed Advisors LLC, OrbiMed Private Investments III, LP, OrbiMed Asia Partners, LP and OrbiMed Associates III, LP (collectively “OrbiMed”), and any other Person who directly or indirectly controls, is controlled by, or is under same control with OrbiMed.

1.4	Aggregate Sales Quantity	For a particular Assay, the Aggregate Sales Quantity (C) for the transfer of Raw Materials set forth on Exhibit A.

1.5	Applicable Laws

The applicable laws of any jurisdiction which are applicable to any of the Parties or their respective Affiliates in carrying out activities hereunder or to which any of the Parties or their respective Affiliates in carrying out the activities hereunder is subject by law or by agreement, and shall include all statutes, enactments, acts of legislature, laws, ordinances, rules, regulations, notifications, guidelines, policies, directions, directives and orders of any statutory authority, tribunal, board, or court or any central or state government or local authority or other governmental entity in such jurisdictions.

1.6	Assay

The assay for a particular biomarker that is co-developed by Response and JBT under the TDA and/or the Collaboration Agreement that will be run on the New Analyzer. The particular biomarkers are limited to those listed on Exhibit B of this Agreement.

1.7	Assay Initial Term	As defined in Section 14.1

1.8	Assay Supply Term	Means the period(s) during which Raw Materials will be sold to JBT by Response pursuant to this Agreement (i.e., Assay Initial Term or any Assay Renewal Term, as applicable).

1.9	Assay Renewal Term	As defined in Section 14.2

1.10	Binding Forecast	As defined in Section 2.2.4

1.11	CDA	The Mutual Confidentiality Agreement between the parties, dated March 27, 2014.

1.12	CFDA	China Food and Drug Administration and/or its local counterparts at different levels.

1.13	CFDA Certificate Issuance Date	With respect to a particular Assay, means the date that the CFDA first issues a Certificate authorizing the commercial use of such Assay in PRC.

1.14	Collaboration Agreement	As defined in the recitals to this Agreement.

1.15	Collaboration Marker	A biomarker that is detected by one or more Assays co-developed under the Collaboration Agreement.

1.16	Confidential Information & Materials

Any and all proprietary and/or Confidential Information, materials, and data, including all scientific, pre-clinical, clinical, regulatory, process, formulation, manufacturing, marketing, financial and commercial information or data, compounds, biomarkers, whether communicated in writing or orally or by any other method, which are provided by one Party to the other Party prior to or during the Term of this Agreement.

1.17	Current Updated Forecast	As defined in Section 2.2.1.

1.18	Estimated Minimum Purchase Quantity	As defined in Section 3.2.2.

1.19	Firm Order	As defined in Section 2.3

1.20	Forecast	As defined in Section 2.2

1.21	Initial Transfer Price	For a particular Assay, the Initial Transfer Price (E) of the Raw Materials set forth on Exhibit A.

1.22	Initial Transfer Price Quantity	For a particular Assay, the Initial Transfer Price Quantity (A) of the Raw Materials set forth on Exhibit A.

1.23	Inspection Period	As defined in Section 2.7(i).

1.24	Invented or Invent or invention

The formation or conception of a technology concept of a product, a process, or improvement thereof wherein a scheme for carrying out the technology concept has been designed and there is a reasonable basis that the scheme is practical.

1.25	IPR	Patents, pending patents, trademarks, copyrights, trade secrets, know-how and other intellectual property rights.

1.26	Joint Management Committee or JMC	Shall mean a committee comprised of representatives of each Party that will meet regularly and oversee the activities under this Agreement, details of which are set forth in Article 6 below.

1.27	Know-How

Unpatented technical and other information or materials which are not in the public domain including information comprising or relating to discoveries, inventions, data, designs, structure, component, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing, biomarkers, processes (including manufacturing processes, specifications and techniques), laboratory records, biological, toxicological, clinical, analytical and quality control data, trial data, data analyses, reports or summaries and information contained in submissions to and information from the regulatory authorities. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is (and remains) not known to the public.

1.28	Marketing Authorization

Shall mean all approvals from (a) CFDA necessary to market and sell the Assays or the New Analyzer that detect Collaboration Markers in the PRC, and (b) in the case of any Other Marketing Territories agreed by the Parties pursuant to Section 7.4, from the applicable Regulatory Authority necessary to market and sell the Assays or the New Analyzer that detect Collaboration Markers in the applicable country.

1.29	Material Obligations	Means any of the obligations of the Parties in Sections 2.1, 2.4, 3.1.4, 4, 5.1, 5.2, 7, 8, 9.2, 9.3, 9.4, 10, 11.1, 11.2, 11.3, 11.4, 12.1, 12.5, 13.1, 13.2, 13.3, 14.2.2 and 17.2 of this Agreement.

1.30	New Analyzer	The immunoassay analyzer for rapid test purposes developed by JBT that has all of the following four characteristics: (a) [***] (b) [***], (c) [***], and (d) [***].

1.31	[***]	[***]

1.32	[***]	[***]

[***]Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

1.33	Other Marketing Territories	As defined in Section 7.4.

1.34	Party	Response or JBT and, when used in the plural, shall mean Response and JBT.

1.35	Patent Rights

Any and all rights under any of the following, whether existing now or in the future: (i) a Chinese, international or foreign patent, utility model, design registration, certificate of invention, patent of addition or substitution, or other governmental grant for the protection of inventions or industrial designs anywhere in the world, including any reissue, renewal, re-examination or extension thereof; (ii) any application for any of the foregoing, including any international, provisional, divisional, continuation, continuation-in-part, or continued prosecution application; and (iii) any invention disclosure and the equivalent thereof.

1.36	Person

Any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof.

1.37	Raw Materials	Raw materials sold hereunder for use by JBT in manufacturing Assays meeting specifications agreed in writing by the Parties.

1.38	Regulatory Authority

Shall mean any applicable government regulatory authority in the PRC or, as agreed, outside the PRC involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of the Assays and/or the New Analyzer that detect Collaboration Markers.

1.39	[***]	[***]

1.40	Shortfall Amount	As defined in Section 3.1.4.

[***]Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

1.41	Sole Warranty	As defined in Section 12.2.

1.42	Third Party	A Person other than Response, JBT or their Affiliates.

1.43	Transfer Price	Transfer prices for Raw Materials for the Assay, which shall be determined in the Assay Initial Term in accordance with Exhibit A and be limited to adjustment in accordance with this Agreement.

1.44	Transfer Price Payments	As defined in Section 3.1.

ARTICLE 2
SALE AND PURCHASE OF RAW MATERIALS; FORECASTS

2.1     Supply. Subject to the terms and conditions herein, Response agrees to supply to JBT, and JBT agrees to purchase from Response, the Raw Materials at the Transfer Prices determined in accordance herewith, and subject to the terms of this Agreement. JBT shall purchase the Raw Materials for use in Assays exclusively from Response, and JBT shall use such Raw Materials solely for manufacturing Assays for sale in the PRC and Other Marketing Territories agreed in writing by the Parties pursuant to 7.4 of this Agreement, intended for use on a New Analyzer developed by JBT. Response may supply other materials to JBT in accordance with this Agreement with the written agreement of the Parties.

2.2     Forecasts. With respect to each Assay, at least three (3) months before the commencement of the first shipment of Raw Materials, JBT shall provide a forecast (a “Forecast”) listing the quantities of each Raw Material to be purchased by JBT in each calendar month of the first twelve-month period starting from the month of first shipment. During the relevant Assay Supply Term, JBT is required to update the Forecast as follows:

2.2.1     At least fifteen (15) days before the start of each calendar quarter, JBT shall provide Response with its best, good-faith monthly rolling forecast (the “Current Updated Forecast”) of the Raw Materials that JBT expects to order from Response in the immediately succeeding twelve (12) month period;

2.2.2     The first three (3) months of any Current Updated Forecast provided in accordance with Section 2.2.1 will have no changes from the prior quarter’s previously provided Current Updated Forecast for such period, unless otherwise agreed to in writing by Response;

2.2.3     Each Forecast and Current Updated Forecast shall be provided in writing, in such form and by electronic or other means as Response requests, and shall specify by Assay and calendar month anticipated requirements for each Assay and each month covered by the Forecast or Current Updated Forecast; and

2.2.4     The first two (2) quarters of the Forecast and each Current Updated Forecast shall be binding on JBT and will constitute a binding obligation on JBT to purchase such quantities of Raw Materials (“Binding Forecast”) forecast for such six-month period.

2.3     Acceptance of Binding Forecast. For the initial forecast subject to this Agreement (to be provided 3 months prior to the first requested delivery), Response may accept such Binding Forecast in whole or in part (i.e. acceptance of the part corresponding to the current month or to all the six binding months) within five (5) business days upon the receipt of such Binding Forecast, by serving a written notice to JBT (“Firm Order”) that includes the expected delivery date of relevant Raw Materials. For all subsequent forecasts, Response may accept the forecast in part or in whole (.e.g., acceptance of the forecast of the first three months in whole and acceptance of the forecast of the fourth month to sixth month in part or in whole) by serving a written notice within five (5) business days upon the receipt of each Binding Forecast. In the case that Response has any objection to the Forecast or Current Updated Forecast provided by JBT, both Parties shall negotiate in good faith to reach an agreement on an amendment of such Forecast or Current Updated Forecast, or in case the objection cannot be resolved within fifteen (15) business days, both Parties may submit it to the JMC for a decision. Response will use reasonable efforts to fulfill all Binding Forecast hereunder; provided, however, that no Binding Forecast of JBT shall be binding upon Response unless and until accepted by Response in writing as a Firm Order.

2.4     Invoice and Payment Terms. Upon creation of a Firm Order, Response shall issue to JBT, via email, a pro-forma invoice setting out the total transfer quantities and the total amount of Transfer Prices of the Raw Materials to be delivered, and any other amounts owing or deducted in respect thereof. JBT shall confirm the terms of the pro-forma invoice within five (5) business days. Upon confirmation of the terms of the pro-forma invoice, Response shall issue to JBT a final invoice via email. JBT shall make a [***] of Transfer Price as stated in the final invoice issued by Response within five (5) business days prior to the expected delivery date of relevant Raw Materials specified in the Firm Order. JBT shall pay [***]in accordance with [***].

2.5     Conflicting Terms. Terms and conditions set out on Firm Orders shall comply with the terms and conditions of this Agreement unless changes are agreed to in writing by the Parties. In the event of a conflict between the terms of an accepted Firm Order and the terms of this Agreement, the terms of this Agreement shall govern.

2.6     Delivery Terms. Response shall deliver the Raw Materials shipped to JBT pursuant to a Firm Order (i) within five (5) business days upon the receipt of the Prepayment from JBT, or (ii) by the requested delivery date indicated in the Firm Order, or (iii) another delivery date agreed to by the Parties in writing whichever is later.

(i)     The terms of delivery shall be FCA (Incoterms 2010), at Response’s facility in Vancouver, Canada or any other location as agreed in writing (via email or otherwise) by the Parties.

[***]Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii)     The title of the Raw Materials (except for the IPRs relating thereto, the ownership of which shall be determined pursuant to Article 6 of the Collaboration Agreement) passes to JBT upon delivery to the carriers mentioned above, except as provided in Section 2.7(iii).

(iii)     Response may, with written agreement from JBT, make shipments of Raw Materials in installments, [***]. Each installment of Raw Materials shall be deemed to be a separate sale of Raw Materials. Response may issue a separate final invoice for each installment, which final invoice shall be paid without regard to prior or subsequent installments.

2.7     Inspection and Acceptance. JBT and Response will establish the quality control acceptance criteria (the “QC Acceptance Criteria”) through the Parties, [***].

(i)     When the Raw Materials and other products are delivered to JBT, they shall be inspected by JBT in accordance with the agreed QC Acceptance Criteria. [***].

(ii)     JBT shall be entitled to reject any delivery of Raw Materials or portion thereof only if the Raw Materials do not conform to the QC Acceptance Criteria agreed by Parties. JBT must deliver to Response written notice, via e-mail, of any rejection of Raw Materials before the expiration of the Inspection Period (“Rejection Notice”). JBT shall be otherwise deemed to have accepted any Raw Materials for which it fails to give notice of rejection before the expiration of the Inspection Period.

(iii)     If Response verifies and confirms the non-conformity stated in the Rejection Notice, Response will issue JBT a Returned Goods Authorization (“RGA”) number. No returned item will be accepted without an RGA number. If the Parties disagree whether a non-conformity to the applicable agreed specifications exists in any shipment of Raw Materials, the Parties shall resolve such disagreement through means or methods mutually agreed upon by the Parties through the JMC. [***].

(iv)     In the event of any non-conformance of Raw Materials delivered by Response to the agreed QC Acceptance Criteria, which is solely caused by the carrier during shipment, JBT shall be responsible for making all claims against the carrier.

(v)     The Raw Materials shall be deemed fully qualified once accepted by JBT.

[***]Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 3
TRANSFER PRICE PAYMENTS

3.1     Prices. For Raw Materials sold by Response to JBT under this Agreement, JBT shall pay to Response amounts (“Transfer Price Payments”), as follows:

3.1.1     Initial Transfer Price Quantities. For the Raw Materials purchased for each Assay, for the Initial Transfer Price Quantity (A) (as set forth on Exhibit A) JBT will pay to Response the Initial Transfer Price (E) (as set forth on Exhibit A).

3.1.2     Adjusted Transfer Price Quantities. Subject to Section 3.2, during the Assay Initial Term per Assay, once sales of Raw Materials to JBT for the applicable Assay exceed the Initial Transfer Price Quantity for such Assay, then further purchases of Raw Materials for such Assay up to the Adjusted Transfer Price Quantity (B) (as set forth in Exhibit A) will be invoiced and made at the Adjusted Transfer Price (i.e., until total purchases of such Raw Materials for such Assay, including the Initial Transfer Price Quantity plus the Adjusted Transfer Price Quantity equal the Aggregate Sales Quantity (C) (as set forth on Exhibit A)).

3.1.3     Quantities in Excess of Aggregate Sales Quantity. Subject to Section 3.2, any sales of Raw Materials for the applicable Assay in excess of the applicable Aggregate Sales Quantity (C) during the Assay Initial Term per Assay will be made at the Initial Transfer Price (E) (as set forth on Exhibit A).

3.1.4     Shortfall Amount(s). At the end of the Assay Initial Term, if for any Assay the Initial Transfer Price Quantity (A) plus Adjusted Transfer Price Quantity (B) purchased by JBT in such period is less than the Aggregate Sales Quantity (C) for the applicable Assay, then JBT will be obligated to pay to Response the Shortfall Amount. As used in this Agreement, “Shortfall Amount” means, for a particular Assay, the difference between the Aggregate Sales Quantity (C) and the actual quantities of Raw Materials (both the Initial Transfer Price Quantity and the Adjusted Transfer Price Quantity) purchased in the applicable Assay Initial Term times the difference between (i) the Adjusted Transfer Price (D), and (ii) the Initial Transfer Price (E) calculated as follows: Shortfall Amount = (C–(A+B))*(D-E). Unless otherwise agreed by the Parties in writing, JBT shall pay to Response the applicable Shortfall Amount for each Assay no later than (30) days after the end of the Assay Initial Term.

3.1.5     Monitoring. Response will monitor Raw Material sales with respect to the Initial Transfer Price Quantity and the Adjusted Transfer Price Quantity to assess whether a Shortfall Amount may be due and, if so, the magnitude of such Shortfall Amount. [***].

[***]Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

3.2     Price Adjustment.

3.2.1     The Transfer Price Payments that JBT shall pay for the Raw Materials may be amended from time to time by written agreement of the Parties.

3.2.2      The Estimated Minimum Purchase Quantity for the Raw Materials for each of the Assays during each twelve-month cycle following CFDA Assay Registration of the applicable Assay during the Assay Initial Term are set forth in Exhibit C to this Agreement (“Estimated Minimum Purchase Quantity”). JBT will confirm each twelve-month cycle’s expected purchase amount by Assay, before the commencement of each such 12-month cycle. JBT shall use its commercially reasonable efforts to purchase the Estimated Minimum Purchase Quantity for each Assay for each twelve-month cycle.

3.2.3     The Transfer Prices in Exhibit A are based on JBT meeting the Estimated Minimum Purchase Quantity set forth on Exhibit C for each Assay during the Assay Initial Term following CFDA Assay Registration of the applicable Assay. In the event that the Estimated Minimum Purchase Quantity listed in Exhibit C for any Assay are not met in two (2) twelve-month cycles in a row, the Transfer Price shall be increased for the applicable Assay. JBT and Response will meet and agree in good faith on an increased Transfer Price for the Raw Materials for such Assays purchased by JBT on commercially reasonable terms so as to adequately compensate Response for the revenue shortfall. Notwithstanding the above, if JBT fails to meet the Estimated Minimum Purchase Quantity listed in Exhibit C for any Assay in two (2) twelve-month cycles in a row, the Parties, through the JMC, will use good faith efforts to negotiate a solution that is beneficial to both JBT and Response.

3.3     Tax. For avoidance of doubt, the Transfer Price Payments exclude shipping costs or taxes, duties, or other government charges due or applicable under China law, and JBT shall be solely responsible for all such charges if any exist. For clarity, JBT shall be responsible for all freight, taxes, duties, insurance and other costs associated with shipping and import of the Raw Materials to and within China.

3.4     Withholding Taxes. In the event Applicable Laws of the PRC (or any Other Marketing Territories agreed upon by the Parties) require withholding of any taxes on Transfer Price Payments, JBT shall notify Response in writing amount of tax payable in advance, before it makes such withholding payments and deducts the amount thereof from the payments. JBT shall submit appropriate proof of payment of the withheld taxes to Response and shall provide Response with the official receipts within a reasonable period of time. Notwithstanding the foregoing, to the extent permitted by Applicable Laws of the PRC and upon request of Response, JBT shall use its best efforts to apply for approvals from competent PRC tax authorities, on behalf of Response, for reduction or exemption of applicable PRC taxes on the payments made by JBT to Response hereunder, before it makes the withholding payments and deducts the amount thereof from the payments due to Response. JBT shall pay the remaining amounts to Response after JBT fulfills any withholding duty from amounts of Transfer Price Payments payable to Response under this Agreement pursuant to Applicable Laws of the PRC. Response will also be responsible at its own expense for taxes or charges under Applicable Laws of Canada.

ARTICLE 4
LIMITATIONS ON RAW MATERIALS

4.1     Authorized Use of Raw Materials. JBT shall use the Raw Materials purchased under this Agreement solely (a) within China and (b) for the purpose of manufacturing finished Assays for use in the New Analyzer.

4.2     No Transfer or Other Disposal. Other than incorporated into the Assays sold in the PRC and Other Marketing Territories, as may be agreed in Section 7.4, JBT shall not transfer, sell, have sold, lease, offer to sell or lease, or otherwise transfer title to any Third Party (i) any Raw Materials [***] received from Response pursuant to this Agreement [***], or (ii) any material derived in whole or in part therefrom [***] and will not allow any of its Affiliates or their respective distributors, resellers or other agents to do so.

4.3     Subcontracting. JBT shall not subcontract any part of its Assay manufacturing activities to any third party without Response’s prior written consent.

ARTICLE 5
REPORTING AND PAYMENT

5.1     Payments. All Transfer Price Payments due hereunder shall be paid in United States dollars by wire transfer to a bank account designated by Response.

5.2     Interest. If JBT fails to pay any amount of Transfer Price Payments when due, JBT shall pay overdue interest to Response at a monthly rate of 1%, calculated on the number of days such payment is delinquent. JBT shall also pay within thirty (30) days of receipt of a final invoice thereafter all of Response’s costs and expenses (including reasonable attorneys’ fees) to enforce and preserve Response’s rights to receive full and timely payments. Response’s right to interest payments shall be in addition to any other remedies available to Response for a breach of this Agreement.

5.3     Approvals. JBT shall, at its sole expense, be responsible for obtaining any and all governmental approval/registration procedures (if legally required) and foreign exchange related procedures/formalities in connection with repatriation of any payments made by JBT to Response under the Agreement to the bank accounts designated by Response outside China, and Response will provide reasonable assistance if necessary.

[***]Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 6

JOINT MANAGEMENT COMMITTEE

6.1     Members. The Parties shall establish a Joint Management Committee, which shall comprise six (6) members, three (3) designated by Response and three (3) by JBT (or such other number as the Parties may agree in writing), including the project managers designated by each of Response and JBT for the contemplated transaction herein. Any member of the Joint Management Committee may be represented at any meeting by a designee who is appointed by the Party designating such member for such meeting and who has authority to act on behalf of such member, as evidenced by written notice from the Party designating such member to the chairperson of the Joint Management Committee. The chairperson of the Joint Management Committee shall be one of the members designated by Response or by JBT. Such role shall rotate between the Parties with each chairperson serving a six month term. The initial chairperson will be designated by Response. Each Party shall be free to replace its representative members with new appointees who have authority to act on behalf of such Party on the Joint Management Committee, on written notice to the other Party.

6.2     Responsibilities. The Joint Management Committee shall be responsible for supervising the sale and use of Raw Materials subject to this Agreement. The Joint Management Committee has no authority to amend or modify any term of this Agreement, which must be done by written agreement of the Parties.

6.3     Meetings. The Joint Management Committee shall meet or participate in a joint telephone conference from time to time as it deems necessary. Disagreements between the members of the Joint Management Committee will be resolved pursuant to Article 16.

6.4     Term. The Joint Management Committee shall exist until the termination of this Agreement.

ARTICLE 7
MARKETING

7.1     Marketing Authorizations. JBT shall be responsible at its sole expense for obtaining all Marketing Authorizations required for the manufacture and sale of Assays in the PRC and in any Other Marketing Territory agreed by the Parties in writing pursuant to Section 7.4.

7.2     Restrictions. JBT shall not sell any Assays outside of PRC or any Other Marketing Territories agreed by the Parties pursuant to Section 7.4 and shall not allow any of its distributors, resellers or other agents to do so.

7.3     Trademarks, Promotional Materials, and Packaging of Assays. The form and specifics of such trademarks, trade dress and style of packaging (i) submitted to the CFDA, and/or (ii) to be used to sell or promote any Assays shall be agreed by the Parties in writing, provided, JBT acknowledges that Response has, as of the Effective Date, certain contractual obligations with respect to such any trademarks, trade dress and packaging that must be utilized on any Assay, and agrees that the form of such trademarks and other materials shall be approved by the Parties in the form contractually required. JBT agrees that all marketing materials used with respect to the Assays shall be consistent with and limited in scope to any Marketing Approval provided by the CFDA for the applicable Assay. JBT agrees that any promotional materials that will be used to promote any Assay(s) in the PRC (and/or if the Parties have agreed that JBT will have commercial rights for one or more Assays in any Other Marketing Territory, such Other Marketing Territory) will not contain any disclosure that may infringe or induce another to infringe any Third Party IPR.

7.4     Other Marketing Territories. If JBT and its Affiliates would like to obtain commercialization rights for any new country or area outside PRC for the marketing of any test(s) for the New Analyzer containing one or more of the same biomarkers as any of the Collaboration Marker(s), JBT shall notify Response fifteen (15) months in advance. In such case, the Parties shall discuss in good faith the proposed countries or areas, and the terms for such an expansion. In no event shall JBT notify Response of more than five (5) additional countries in a single month, unless agreed by Response and JBT in writing. Any additional country for which the Parties agree in writing on such terms for commercialization by JBT shall be an “Other Marketing Territory”, and subject to the terms agreed to by the Parties for such expansion. For any additional country proposed by JBT but not agreed to as an Other Marketing Territory by Response after four (4) months of being notified by JBT, JBT will have the right to market in such country its self-developed assay kits having one or more biomarkers that are of the same kind as the Collaboration Marker(s).

ARTICLE 8
REGULATORY COMPLIANCE

8.1     Guidelines. The Parties agree to meet and establish other responsibilities and obligations of each Party in connection with the transaction contemplated hereunder and the requirements and specifications for the Raw Materials as required under Section 2.1 of the Collaboration Agreement at least three (3) month before an initial Binding Forecast is given by JBT to Response, preferably before November 30, 2015, but in no event later than June 30, 2016.

8.2     Import Licenses and Formalities. JBT shall, at its sole cost and expense, be responsible for (i) shipping of Raw Materials [***] from Response’s facility in Vancouver, Canada or any other location agreed by the Parties in writing (or by email or otherwise), and (ii) obtaining and maintaining in full force and effect and complying with, all registrations, licenses, permits, certificates, authorizations or approvals required to comply with under Applicable Laws regarding its business and the transportation, importation, storage and handling of the Raw Materials [***] and the production and distribution of the Assays (collectively, “Permits”). Response shall cooperate with JBT and shall provide assistance to JBT as reasonably necessary to obtain any required approvals.

8.3     Compliance with Certain Laws of Canada and United States. Notwithstanding anything to the contrary contained herein, all obligations of Response are subject to prior compliance with the export regulations of Canada, and to obtaining all necessary export approvals required by the applicable agencies of the governments of Canada. JBT shall cooperate with Response and shall provide assistance to Response as reasonably necessary to obtain any required approvals.

[***]Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 9
COLLABORATION AGREEMENT

9.1     General. The Parties acknowledge that the Collaboration Agreement addresses certain matters relevant to this Agreement.

9.2     Patent Prosecution and Enforcement.

9.2.1     Notice. Each Party shall promptly notify the other Party of any infringement or possible infringement by a Third Party of any IPR under Section 6 of the Collaboration Agreement that may come to Response’s or JBT’s attention.

9.2.2     Suit By Party. Each Party shall have the rights to initiate and prosecute legal action at its own expense and in the name of its own to terminate any infringement relating to such party’s own IPR under Section 6 of the Collaboration Agreement. With respect to jointly owned IPR under Section 6.1.5 of the Collaboration Agreement, a Party having the knowledge of infringement by a Third Party shall first report the infringing activities to the Joint Management Committee. The Joint Management Committee will determine the action to be taken against the infringement and if the JMC recommends that both Parties jointly terminate the infringing activities, then both Parties will share the cost and recovery equally. If one Party opts-out the joint legal action recommended by the Joint Management Committee, the other Party shall have the right, but not obligation, to take such legal action at its own expense and in its own name to terminate any infringement relating to such joint IPR, in which event any recovery arising therefrom shall be first used to reimburse the cost and expense of the legal action; 75% of the remaining amount will then be retained by such Party and 25% by the other Party.

9.2.3     Cooperation. Each Party agrees to cooperate fully in any action under this Section 9 or Section 6 of the Collaboration Agreement that is taken by the other Party, provided that the action-taking party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

9.3     Infringement Actions by Third Parties.

9.3.1     Each Party shall notify the other Party promptly in writing of any claim of, or action for, infringement of any Patents owned or licensed by Third Parties which is threatened, made or brought against either Party by reason of either Party's performance of its obligations under this Agreement or the development, manufacture, use or sale of any Assays or the New Analyzer that detect Collaboration Markers in the PRC or Other Marketing Territories if agreed by the Parties pursuant to Section 7.4.

9.3.2     Each Party will be responsible for any infringement of any Third Party IPRs during the performance of its obligations under this Agreement for activities provided by such party or parties. For clarity, such activities provided by JBT include the New Analyzer, components thereof, and software running the Assays; activities provided by Response include Raw Materials, Assays, [***]. In the event that such an action for infringement is commenced by a Third Party solely against a Party or both Parties jointly and/or any of their respective Affiliates, as the case may be, with respect to material(s) or product(s) provided or developed by such Party or Parties (Providing Party or Providing Parties), the Providing Party shall defend such action at its own expense, and the other Party (in the case of one Providing Party) hereby agrees to assist and cooperate with such Providing Party to the extent necessary in the defense of such suit. The Providing Party shall have the right to settle any such action or consent to an adverse judgment thereto, and the other Party's consent is not required if such settlement or consent does not render an adverse effect or otherwise impair the rights of the other Party. In the event that such an action for infringement is commenced against both Parties for activities provided by both, JBT and Response will jointly defend such action and share the cost equally.

9.3.3     In addition, each Party shall indemnify, defend, hold the other Party harmless from and against claims or suits arising during the Term of this Agreement from infringement of Third Party IPRs as a result of the permitted use of the Third Party IPR licensed to such other Party by or on behalf of the providing Party, where such use is within the scope of the rights granted in accordance with the terms of this Agreement and the infringement would not have arisen but for such use.

9.4     Technology Escrow. The Parties acknowledge and will comply with the provisions regarding Technology Escrow in Section 6.6 of the Collaboration Agreement.

9.5     Specifications. The Parties acknowledge the technical requirements and specifications for Raw Materials shall be agreed upon by the JSC in accordance with Section 2.1 of the Collaboration Agreement.

ARTICLE 10
NON-COMPETE

10.1     Non-compete Obligation of Response.

10.1.1     Immunoassay Analyzer. During the Term of this Agreement, Response and its Affiliates shall not develop on its own or assist any other company or individuals to develop or use an Immunoassay Analyzer as defined in this Section 10.1.1. Immunoassay Analyzer means an analyzer which meets both of the following criteria:

a)     [***]

b)     The analyzer has all of the following four characteristics: (i) [***], (ii) [***], (iii) [***], and (iv) [***].

[***]Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

10.1.2     Non-compete Obligation of Response. During the Term of this Agreement, Response and its Affiliates shall not (A) develop tests that detect Collaboration Markers, or Raw Materials or reagents for use in manufacturing tests that detect Collaboration Markers, for any Third Party, or (B) supply, donate or otherwise transfer such Collaboration Markers, Raw Materials and reagents to any Third Party, in case of each of (A) and (B), for an Immunoassay Analyzer described in Section 10.1.1 above.

10.2     Non-compete Obligation of JBT. During the Term of this Agreement, within the PRC and Other Marketing Territories, if any agreed by the Parties pursuant to section 7.4, for tests on the New Analyzer that detect Collaboration Markers, JBT and its Affiliates shall only sell Assays which JBT co-developed with Response under the Collaboration Agreement on the New Analyzer. Pursuant to the Agreement, JBT shall not sell or use any tests intended for use on the New Analyzer that detect biomarker(s) that are the same as Collaboration Marker(s). As for other biomarkers outside the scope of collaboration by the Parties, JBT has rights to choose freely.

10.3     If a Party intends to engage in activities in violation of Section 10.1 or 10.2, the Party shall only engage in such activities provided that the Party has obtained written consent from the other Party; the other Party, however, shall not unreasonably withhold, delay or attach conditions to, the grant of such written consent.

ARTICLE 11
REPRESENTATIONS, WARRANTY AND LIMITATIONS ON LIABILITY

11.1     General Representations and Warranties. Each Party represents and warrants to the other Party the following as of the date of this Agreement:

a)     Corporate Power. Such Party is duly organized and validly existing under the laws of the country/state of its organization, and has full legal and corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

b)     Due Authorization and Execution. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the necessary corporate actions of such Party. This Agreement has been duly executed by such Party. This Agreement and any other documents contemplated hereby constitute valid and legally binding obligations of such Party enforceable against it in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors.

c)     No Breach of Obligation to Third Party. In entering into and performing this Agreement, such Party will not breach any obligation to any Third Party under any agreement or arrangement between such Party and such Third Party.

d)     Non-contravention. The execution, delivery and performance by such Party of this Agreement and any other agreements and instruments contemplated hereunder will not (i) in any material respect violate any statute, regulation, judgment, order, decree or other restriction of any governmental authority to which such Party is subject, (ii) violate any provision of the corporate charter, by-laws or other organizational documents of such Party, or (iii) constitute a material violation or breach by such Party of any provision of any material contract, agreement or instrument to which such Party is a party or to which such Party may be subject although not a party.

11.2     Limited Product Warranty.

a)     Sole Warranty. Response warrants (the “Sole Warranty”) that, at the time the Raw Materials are delivered to JBT, the Raw Materials will meet the specifications agreed pursuant to the Collaboration Agreement and the QC Acceptance Criteria agreed pursuant to Section 2.7 above. The Sole Warranty is in lieu of all other warranties, express or implied, including but not limited to the warranty of fitness for a particular purpose and the warranty of merchantability. Response will make no warranties or representations concerning the Raw Materials other than the Sole Warranty. In the event of a breach of the Sole Warranty, Response will be obligated, at its sole option, to either (i) replace the Raw Materials that do not meet the Sole Warranty and in any such case [***], or (ii) reimburse JBT an amount equal to the amount paid by JBT for such Raw Materials, by credit against Firm Orders of the following first shipment of same Raw Materials. Response will send to JBT either a return goods authorization (RGA) form or instructions regarding destruction of, such non-conforming Raw Materials. Raw Materials may not be returned to Response for any reason other than the breach of Sole Warranty.

b)     Other Circumstances. Notwithstanding Section 11.2(a), Response agrees that if it determines after shipment that any Raw Materials sold under this Agreement were unsuitable for their intended use, it shall, at its sole option, either (i) replace the Raw Materials that do not meet the Sole Warranty and in any such case, [***], or (ii) reimburse JBT an amount equal to the amount paid by JBT for such Raw Materials, by credit against Firm Orders of the following first shipment of same Raw Materials.

11.3     JBT Further Warrants and Covenants. JBT further warrants and covenants to Response that:

11.3.1     All necessary consents, approvals, registrations, filings and authorizations of all relevant governmental authorities and other persons or entities required to be obtained by JBT in order to enter into this Agreement have been obtained prior to the Effective Date; those consents, approvals, registrations, filings and authorizations of regulating authorities or other relevant governmental authorities which could not be obtained before the Effective Date shall be obtained within sixty (60) days after the Effective Date.

11.3.2     JBT, its Affiliates, and its and their respective principals, owners, officers, directors, employees, agents, consultants, and joint venture partners, and any other party acting on behalf of JBT (collectively as “JBT Representatives”), have not and shall not offer, promise, provide, or accept any item of value (broadly meaning any monetary payment, such as fees or commissions, or nonmonetary benefit, such as employment opportunities, gifts, travel or entertainment), directly or indirectly, to or from any person in exchange for a business advantage;

[***]Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

11.3.3     All JBT Representatives shall abide by all applicable anti-bribery and corruption laws, including the United States Foreign Corrupt Practices Act of 1977 as amended, the OECD Convention on Combatting Bribery of Foreign Public Officials in International Business Transactions of 1999, and any other international or local laws of a similar nature or having similar effect now existing or to be enacted in the future; and

11.3.4     No JBT Representative (i) is listed on the Office of Foreign Assets Control’s (“OFAC”) “Specially Designated National and Blocked Person List” (“SDN List”) or otherwise subject to any sanction administered by OFAC (“U.S. Economic Sanctions”); (ii) is owned, controlled by or acting on behalf of, directly or indirectly, any person, entity, or government listed on the SDN List or otherwise subject to any U.S. Economic Sanction; (iii) has made sales to, contracted with, or otherwise engaged in any dealing or transaction with or for the benefit of any person, entity, or government listed on the SDN List or otherwise subject to any U.S. Economic Sanction during the previous five years; or (iv) has used, directly or indirectly, any corporate funds to contribute to or finance the activities of any person, entity, or government listed on the SDN List or otherwise subject to any U.S. Economic Sanction.

11.3.5     JBT and its Affiliates (i) are in compliance in all material respects with all Applicable Laws relating to anti-money laundering, and (ii) are not and have not been part of any proceedings (nor is any such proceeding pending or threatened) with respect to any such laws.

11.4     Response Further Warrants and Covenants. Response further warrants and covenants to JBT that:

11.4.1     All necessary consents, approvals, registrations, filings and authorizations of all relevant governmental authorities and other persons or entities required to be obtained by Response in order to enter into this Agreement have been obtained or, with respect to such consents, approvals registrations, filings and authorizations of regulatory authorities or other governmental authorities that cannot be obtained before the Effective Date, will be obtained within sixty (60) days after the Effective Date;

11.4.2     Response, its Affiliates, and its and their respective principals, officers, directors, employees, agents, consultants, and joint venture partners, and any other party acting on behalf of Response (collectively as “Response Representatives”), have not and shall not offer, promise, provide, or accept any item of value (broadly meaning any monetary payment, such as fees or commissions, or nonmonetary benefit, such as employment opportunities, gifts, travel or entertainment), directly or indirectly, to or from any person in exchange for a business advantage;

11.4.3     All Response Representatives shall abide by all applicable anti-bribery and corruption laws, including the United States Foreign Corrupt Practices Act of 1977 as amended, the OECD Convention on Combatting Bribery of Foreign Public Officials in International Business Transactions of 1999, and any other international or local laws of a similar nature or having similar effect now existing or to be enacted in the future;

11.4.4     No Response Representative (i) is listed on the Office of Foreign Assets Control’s (“OFAC”) “Specially Designated National and Blocked Person List” (“SDN List”) or otherwise subject to any sanction administered by OFAC (“U.S. Economic Sanctions”); (ii) is owned, controlled by or acting on behalf of, directly or indirectly, any person, entity, or government listed on the SDN List or otherwise subject to any U.S. Economic Sanction; (iii) has made sales to, contracted with, or otherwise engaged in any dealing or transaction with or for the benefit of any person, entity, or government listed on the SDN List or otherwise subject to any U.S. Economic Sanction during the previous five years; or (iv) has used, directly or indirectly, any corporate funds to contribute to or finance the activities of any person, entity, or government listed on the SDN List or otherwise subject to any U.S. Economic Sanction;

11.4.5     Response and its Affiliates (i) are in compliance in all material respects with all Applicable Laws relating to anti-money laundering, and (ii) are not and have not been part of any proceedings (nor is any such proceeding pending or threatened) with respect to any such laws.

11.5     DISCLAIMER OF WARRANTIES. EXCEPT FOR THE LIMITED WARRANTY DESCRIBED ABOVE, THE RAW MATERIALS ARE PROVIDED in accordance with the SPECIFICATIONS PURSUANT TO THE QC Acceptance Criteria provided in Section 2.7 ABOVE and on “as is” condition. WITHOUT ANY OTHER WARRANTY OR CONDITION OF ANY KIND, EITHER EXPRESS, STATUTORY IMPLIED OR OTHERWISE, AND RESPONSE HEREBY DISCLAIMS, ALL OTHER REMEDIES AND WARRANTIES, EXPRESS, STATUTORY, IMPLIED, OR OTHERWISE, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, QUALITY, ADEQUENCY, SUITABILITY, NON INFRINGEMENT OF ANY INTELLECTUAL PROPERTY OF ANY THIRD PARTY AND/OR FITNESS FOR A PARTICULAR PURPOSE, OR REGARDING ANY RESULTS OBTAINED WITH THE USE OF ANY Raw Materials, IN EACH CASE HOWEVER ARISING, INCLUDING WITHOUT LIMITATION FROM COURSE OF PERFORMANCE, DEALING OR USAGE OF TRADE, OR OTHERWISE.

11.6     LIMITATION OF LIABILITY. RESPONSE’S AGGREGATE LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND SALE OF THE RAW MATERIALS SHALL BE LIMITED TO THE AMOUNT PAID BY JBT FOR THE RAW MATERIALS GIVING RISE TO THE LIABILITY, AND IN NO EVENT SHALL RESPONSE’S AGGREGATE LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND/OR SALE OF THE RAW MATERIALS EXCEED THE TOTAL AMOUNTS RECEIVED BY RESPONSE FROM JBT UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTHS PRIOR TO THE DATE OF THE FIRST EVENT GIVING RISE TO THE LIABILITY. EXCEPT TO THE EXTENT SUBJECT TO ARTICLE 13 BELOW, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, OR INDIRECT DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER OR NOT FORESEEABLE AND WHETHER OR NOT EITHER PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES ARISING FROM OR RELATED TO LOSS OF USE, LOSS OF DATA, OR DOWNTIME, OR FOR LOSS OF REVENUE OR PROFITS. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

ARTICLE 12
CONFIDENTIALITY & PUBLICATIONS

12.1     Confidential Information. The terms of the CDA will apply to the Parties’ activities under this Agreement, and the CDA is incorporated herein by reference and shall be deemed a part of this Agreement; provided that if there is any conflict between any provisions in this Agreement and those in the CDA, the corresponding provisions in this Agreement shall prevail. This Agreement will be considered “Confidential Information” of each Party, and the IPRs and Confidential Information & Materials owned by any Party or Parties herein will be considered to be “Confidential Information” of such Party or such Parties, pursuant to the CDA and this Article 12. The Party which receives the Confidential Information is the “Receiving Party”, and the Party which discloses the Confidential Information is the “Disclosing Party”.

12.2     Exclusions to Confidentiality. The restrictions contained in the CDA and in this Section 12 shall not apply to any Confidential Information in the hands of a Receiving Party that (i) is submitted by the Receiving Party to governmental authorities to facilitate the issuance of Marketing Authorization for the Assays or the New Analyzer that detect Collaboration Markers in the relevant agreed markets, provided that reasonable measures shall be taken to assure confidential treatment of such information, if practicable, or (ii) is otherwise required to be disclosed in compliance with Applicable Laws or an order by a court or other regulatory body having competent jurisdiction; provided, however, that if a Receiving Party is required to make any such disclosure of the Disclosing Party’s Confidential Information such Receiving Party shall, except where impracticable for necessary disclosures (for example to physicians conducting studies or to health authorities), give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications or otherwise, will use its best efforts to secure confidential treatment of such Confidential Information required to be disclosed. In addition, any press release or other public announcement permitted by the terms of Section 12.4 hereof shall be excluded from the confidentiality obligations too.

12.3     Publicity/Use of Names. No disclosure of the existence, or the terms, of this Agreement may be made by either Party, and neither Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Applicable Laws or as permitted pursuant to Section 12.2; provided that in the event disclosure is required by Applicable Laws, the Disclosing Party shall use good-faith efforts to give the non-Disclosing Party an opportunity, with reasonable advance notice, to review and comment on any proposed disclosure.

12.4     Press Releases.

12.4.1     Further to the above Section 12.2, each Party will have the right to issue press releases and other public disclosures regarding this Agreement, Collaboration Agreement and/or the TDA (and the related activities of the Parties) if required by applicable securities law.

12.4.2     The issuing Party will provide the other Party with a draft of any proposed press release related to this Agreement, the Collaboration Agreement and/or the TDA before any public release. The issuing Party will use reasonable efforts to provide 24 hours for review of the press release and will reasonably consider any comments received from the other Party, subject to the issuing Party’s legal obligations for disclosure.

12.4.3     Any other press releases or public disclosures regarding this Agreement, the Collaboration Agreement and/or the TDA (and the related activities of the Parties), will only be made if agreed by both of the Parties.

12.5     Existing CDA. The terms of the CDA (excluding those superseded by this Agreement) but specifically including Sections 4 through 9 and 14 of the CDA shall be perpetual, and the terms of this Article 12 shall survive the termination of this Agreement.

ARTICLE 13
INDEMNIFICATION

13.1     Indemnification by Response. Subject to the terms of Article 11, Response hereby agrees to indemnify, hold harmless and defend JBT, its Affiliates and their respective officers, directors, agents, employees, successors and assigns (collectively, the “JBT Indemnified Parties”) against any and all losses, costs, expenses, fees or damages suffered by the JBT Indemnified Parties arising out of or relating to claims, allegations, suits, actions or proceedings asserted by any Third Party arising out of or relating to (i) Response’s performance, or failure to perform, its obligations under this Agreement, (ii) the breach of any of Response’ covenants, representations or warranties under this Agreement by Response, its Affiliates or their respective officers, directors, agents or employees, or(iii) the negligence or willful misconduct by Response, its Affiliates or their respective officers, directors, agents or employees, in performing any obligations under this Agreement.

13.2     Indemnification by JBT. Subject to the terms of Article 11, JBT hereby agrees to indemnify, hold harmless and defend Response, its Affiliates and their respective officers, directors, agents, employees, successors and assigns (collectively, the “Response Indemnified Parties”) against any and all losses, costs, expenses, fees or damages suffered by the Response Indemnified Parties arising out of or relating to claims, allegations, suits, actions or proceedings asserted by any Third Party arising out of or relating to (i) JBT’s performance, or failure to perform, its obligations under this Agreement, (ii) the breach of any of JBT’ covenants, representations or warranties under this Agreement by JBT, its Affiliates or their respective officers, directors, agents or employees, (iii) the negligence or willful misconduct by JBT, its Affiliates or their respective officers, directors, agents or employees, in performing any obligations under this Agreement, [***].

[***]Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

13.3     IP Indemnity. In addition, subject to the terms of Article 11 and this Section 13.3, Response shall be solely responsible for any amounts due to Third Parties limited to the CFDA approved product instructions and labelling for the diagnostic use or for commercialization in the PRC of the Collaboration Markers and/or Raw Materials provided by Response, including any amounts that may arise out of or in connection with (a) any infringement within PRC of any Third Party IPR based specifically on the diagnostic use of the Collaboration Markers and/or Raw Materials provided by Response in the sale of the Assays; and (b) for the licensing of any Third Party IPR required for the diagnostic use of the Collaboration Markers and/or Raw Materials provided by Response in the sale of the Assays. Notwithstanding the foregoing, Response (i) shall not be responsible for any liabilities due to the combination or use of the Collaboration Markers or Raw Materials provided by Response with other materials or any instruments, except if such liability arises solely from infringement caused by the diagnostic use of the Collaboration Markers or Raw Materials provided by Response, or (ii) shall not be responsible for expenses relating to the license of any Third Party intellectual property that is not required for the diagnostic use or for commercialization in the PRC or any Other Marketing Territories agreed upon by the Parties of any Collaboration Marker(s) or Raw Materials provided by Response in the sale of the Assays involved in the scope of the CFDA approved product instructions and labeling, or (iii) shall not be responsible for relevant expenses arising out of JBT’s unauthorized modification of product instructions and labelling of the Assay(s) determined by the Parties pursuant to Section 7.3 of this Agreement in violation of CFDA Marketing Authorization. For clarity, Response (a) shall not be responsible for any liabilities for any activities (sale, use or otherwise) conducted with any Collaboration Marker or Raw Materials provided by Response outside of PRC (unless otherwise expressly agreed in writing) or any Other Marketing Territory, unless Response expressly agrees to assume such responsibility pursuant to Section 7.4 herein, and (b) shall not be responsible for any liabilities arising from JBT’s unauthorized modification or alteration of Raw Materials provided by Response.

13.4     Procedure. If a Party is seeking indemnification under Section 13 (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the claim giving rise to the obligation to indemnify pursuant to Section 13 as soon as reasonably practicable after receiving notice of the claim (provided, however, any delay or failure to provide such notice shall not constitute a waiver or release of, or otherwise limit, the Indemnified Party’s rights to indemnification under, as applicable, Section 13 except to the extent that such delay or failure materially prejudices the Indemnifying Party’s ability to defend against the relevant claims). The Indemnifying Party shall have the right to assume the defense of any such claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the Indemnifying Party. The Indemnifying Party shall not settle any claim without the prior written consent of the Indemnified Party, which the Indemnifying Party may provide in its sole discretion. The Indemnified Party shall not settle or compromise any such claim without the prior written consent of the Indemnifying Party, not to be unreasonably withheld.

13.5     Insurance. JBT shall procure insurance coverage in relation to its facilities and the performance of its obligations under this Agreement, including stock and warehousing insurance and commercial general and products liability insurance, in each case, which is customary or required for transactions of this type in PRC (and if JBT acquires the right to commercialize in one or more Other Marketing Territories pursuant to Section 7.4, the applicable country).

ARTICLE 14
RENEWAL OF AGREEMENT

14.1     Assay Initial Term. With respect to each Assay, the initial term of purchase and supply of Raw Materials will commence on the date hereof and end five (5) years after each Assay receives medical device registration certificate from CFDA (the “Assay Initial Term”).

14.2     Assay Renewal Term.

14.2.1     At least eighteen (18) months prior to the end of the Assay Initial Term, the Parties through the JMC shall meet and discuss in good faith the terms on which this Agreement will be extended from the end of the Assay Initial Term for an additional five (5) years (the “Assay Renewal Term”). The Parties will negotiate, through the JMC, the Estimated Minimum Purchase Quantity for the Raw Materials for each of the Assays during the Assay Renewal Term. If either Party wishes to negotiate the Transfer Prices applicable to the Assay Renewal Term, the requesting Party shall notify the other Party eighteen (18) months in advance of the expiration of the current Assay Initial Term. Response may request an increase in the Initial Transfer Price for Raw Materials of a particular Assay which are supplied during the Assay Renewal Term, if the material and labor costs for such Assay have increased since the time the price was last set, whilst JBT may request a decrease in Initial Transfer Prices for Raw Materials of a particular Assay which are supplied during the Assay Renewal Term, if its annual average ex-factory selling price (i.e., JBT’s selling price including VAT, but excluding other taxes and shipping and handling fees) for such Assay is below the Agreed Pricing set forth on Exhibit D hereto. JBT and Response will negotiate in good faith through the JMC to reach an agreement on transfer price of the Raw Materials (which shall exclude taxes, customs duties, other government charges and any shipping fees) for each Assay during the Assay Renewal Term. If the Parties agree on such terms, the Parties shall enter into a written amendment to this Agreement and in such case this Agreement shall remain in effect during the Assay Renewal Term; if agreement cannot be reached, either Party may terminate this Agreement in accordance with Section 15.2.5 hereof.

14.2.2     At least six (6) months prior to the start of the first Assay Renewal Term, the Parties shall agree on a mechanism for sharing Gross Revenues received by JBT with respect to Assays sold during the Assay Renewal Term (“Revenue Sharing”). The Parties will, without limitation, discuss the possibility of addressing Revenue Sharing [***] as agreed by the Parties. The Parties will negotiate through the JMC on the agreed pricing for market sale (which includes VAT, but excludes other taxes and shipping and handling fees) of each Assay during the Assay Renewal Term, which will be used for the calculation of the Gross Revenues used for determining Revenue Sharing during the Assay Renewal Term. Gross Revenues shall include for, each Assay that is manufactured by JBT and its Affiliates with Raw Materials, an amount calculated based on the agreed pricing for such Assay multiplied by the actual sales quantity of such Assay made by JBT. The Parties shall also negotiate other terms relating to Revenue Sharing, including terms relating to Revenue Sharing reports detailing Gross Revenues by Assay, audits of books and records relating to Revenue Sharing, consequences of underpayment or overpayment and the like. JBT will pay to Response a percentage of such Gross Revenues of all Assays, but in all cases shall provide to Response in accordance with the following:

Year	Revenue Sharing Percentage of Gross Revenues of Assays
Year 6	[***]%
Year 7 and 8	[***]%
Year 9, 10 and any years thereafter	[***]%

14.2.3     With respect to each Assay, following the initial Assay Renewal Term, the Assay Supply Term will automatically renew for additional successive one year periods upon expiration of the applicable Assay Supply Term unless either JBT or Response gives written notice of termination of the applicable Assay Supply Term at least ninety (90) days prior to expiration of the then-current Assay Supply Term.

ARTICLE 15
TERM AND TERMINATION

15.1     Effectiveness. This Agreement shall become effective upon execution by the Parties, and shall continue in full force and effect until the expiration or termination of the then Assay Supply Term without renewal unless terminated earlier as provided in this Section 15.2.

[***]Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

15.2     Early Termination.

15.2.1     Material Breach. Each Party shall have the right to unilaterally terminate this Agreement, upon notice to the other Party, in the event that such other Party breaches any of its Material Obligations under this Agreement and does not cure such breach within sixty (60) days (or with respect to any breach of any payment obligations, within thirty (30) days) after the receipt of a written notice from the non-breaching Party specifying the nature of, and requiring the remedy of, such breach. Before any termination, if one Party breaches a Material Obligation of this Agreement or the Collaboration Agreement, the other Party shall have the right to promptly suspend the performance of this Agreement other than with respect to previously incurred payment obligations, with prior written notice to the breaching Party.

15.2.2     Termination of Collaboration Agreement. This Agreement will automatically terminate upon the early termination of the Collaboration Agreement in accordance with its Section 11.2.

15.2.3     Termination for Insolvency. (i) If voluntary or involuntary proceedings (other than restructuring proceedings under the Companies’ Creditors Arrangement Act of Canada or PRC Bankruptcy Law) by or against a Party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for substantially all of the business or assets of such Party, or similar proceedings are instituted by or against such party for the dissolution of such Party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or (ii) if such Party makes an assignment of substantially all of its assets for the benefit of creditors, the other Party may immediately terminate this Agreement effective upon notice of such termination.

Notwithstanding the foregoing and for avoidance of doubt, JBT shall not have the right to terminate this Agreement in accordance with this Section 15.2.3 if:

1)     Response’s coming into the above proceedings, or Response’s declaration of bankruptcy or making a general assignment for the benefit of its creditors, is directly or indirectly caused by JBT’s failure to fulfill its monetary payment obligations provided in this Agreement, the TDA and/or the Collaboration Agreement (such as the obligation to pay Development Fees in accordance with Section 5 of the Collaboration Agreement and/or the obligation to indemnify in accordance with Section 10 of the Collaboration Agreement or Article 13 of this Agreement, and the obligations to pay the Transfer Price of the Raw Materials and to indemnify in case of JBT’s breach in accordance with this Agreement); or

2)     JBT is in breach of its Material Obligations under this Agreement, or the Collaboration Agreement; provided that such breach was not directly caused by Response; or

3)     Response or a permitted assignee approved in accordance with Section 17.2 of this Agreement continues to perform its obligations set forth in this Agreement, the TDA and/or the Collaboration Agreement despite Response’s coming into the above proceedings, or Response’s declaration of bankruptcy or making a general assignment for the benefit of its creditors.

15.2.4     Agreement of the Parties. This Agreement may be terminated as mutually agreed in writing by Response and JBT.

15.2.5     Termination if Lack of Agreement. This Agreement may be terminated by either Party with thirty (30) days written notice by the other Party if the Parties are unable to agree pursuant to section 14.2.1 on the terms on which the Agreement would be extended for the Assay Renewal Term.

15.3     Effect of Termination. The right of termination will be in addition to all other rights and remedies available for default or wrongdoing. In addition, upon expiration or earlier termination of this Agreement for any reason:

(i)     Both Parties shall be released from all obligations and duties hereunder, except as expressly provided by this Agreement;

(ii)     Both Parties will immediately cease to use all IPRs of the other Party, except as expressly provided by this Agreement or in the Collaboration Agreement;

(iii)     Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination; and

(iv)     Upon any termination of this Agreement, each Party shall, at the request of the other Party, promptly return to the other Party all Confidential Information & Materials or Know-How received from the other Party, or destroy all materials, documents, disks and any other carrier containing such Confidential Information or Know-How (except for the Exclusions to Confidentiality provided in Section 12.2) and shall not keep any copies thereof (except as reasonably required to exercise any surviving rights or licenses hereunder or as required by the compliance with Applicable Laws). For avoidance of doubt, the technology escrow materials released by the escrow agent to JBT in accordance with Section 9.4 hereof are excluded from the scope of Confidential Information & Materials that shall be returned or destroyed hereunder.

Under no circumstances shall Response be obligated to repurchase, accept returns of, or otherwise take back any Raw Materials supplied to JBT hereunder, either in connection with termination or expiration of this Agreement or otherwise, except in accordance with Section 2.7 (iii) with respect to non-conforming Product, and JBT may use Raw Materials purchased hereunder subject to the terms of this Agreement, including without limitation, the payment obligations to Response herein.

15.4     Remedies. Where any losses, damages, costs, expenditure, and expenses arises from breach of this Agreement by one Party, without prejudice to the other remedies, such other Party shall have the right to claim against the Party in breach for compensation.

15.4.1   Failure to Supply a Single Firm Order. For avoidance of doubt, in the event that Response is unable or fails to supply at least 75% of the Raw Materials for any Assay subject to a single Firm Order, Response shall not be deemed to have breached any obligation of this Agreement and JBT and Response, through the JMC, will use good faith efforts to negotiate a solution that is beneficial to both JBT and Response; provided that, if the parties are unable to reach a mutually agreeable solution within reasonable time, Response shall be deemed to have breached this Agreement (but not to have breached any Material Obligation of this Agreement), unless such failure to supply such Raw Materials is due to Force Majeure (as provided in Section 17.1), and in such case, the Parties shall solve this issue pursuant to Section 16 hereof.

15.4.2     Failure to Supply Two Firm Orders. In the event that Response is unable or fails to supply at least 75% of the Raw Materials for any Assay subject to a Firm Order for two times within a period of twelve (12) consecutive months, unless such failure to supply such Raw Materials is due to Force Majeure (as provided in Section 17.1), Response shall be deemed to have breached this Agreement (but not to have breached any Material Obligation of this Agreement) and;

In the event of the above Section 15.4.2, remedies provided in the following will apply to JBT:

(i) [***]; and

(ii) [***]:

[***].

15.5     Survival. All of the Parties’ rights and obligations under Sections 3.4, 4.1, 4.2, 5 (all terms), 7.2, 8.2, 9.3, 9.4 (applicable only if release of technology escrow under Section 9.4 is triggered upon termination of this Agreement pursuant to relevant provisions hereof and under the Collaboration Agreement), 11.5, 11.6, 12 (all terms), 13(all terms), 15.3, 15.4, 15.5, 16 (all terms) and 17 (all terms) shall survive termination, relinquishment or expiration hereof.

ARTICLE 16
GOVERNING LAW; DISPUTE RESOLUTION

16.1     Governing Law. This Agreement and the rights of the Parties hereunder shall be governed by and interpreted in accordance with the laws of People’s Republic of China, without reference to any rules of conflict of laws or renvoi. The United Nations Convention on the Sale of Goods shall not apply to this Agreement.

[***]Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

16.2     Dispute Resolution. In the event of a dispute arising out of or in connection with this Agreement, or in respect of any legal relationship associated with it or from it, that dispute will be resolved confidentially as follows:

(i)     Amicable Negotiation. The Parties agree that, both during and after the performance of their responsibilities under this Agreement each of them will make bona fide efforts to resolve any disputes arising between them by amicable negotiations.

(ii)     Arbitration. If the Parties have been unable to resolve a dispute within thirty (30) days or such other period agreed to in writing by the Parties, after the negotiation begins, then any Party may make application to the China International Economic and Trade Arbitration Commission (“CIETAC”) to solve the dispute by arbitration. The arbitration will be held in Beijing, China in accordance with the rules of CIETAC then in effect. The Arbitration award shall be final and binding on the Parties and may be enforced in any court of competent jurisdiction.

16.3     Provisional Remedies. Notwithstanding the foregoing, nothing in this Agreement shall limit the right of either Party to seek in any court of competent jurisdiction a court injunction or other injunctive or equitable relief to protect its business, Confidential Information or intellectual property. Any such equitable remedies shall be cumulative and not exclusive and are in addition to any other remedies that either Party may have under this Agreement or Applicable Laws.

ARTICLE 17
GENERAL PROVISIONS

17.1     Force Majeure. Neither of the Parties shall be liable for any default or delay in performance of any obligation under this Agreement caused by any of the following: Act of God, war, riot, fire, explosion, flood, sabotage, terrorist act, compliance with governmental requests, laws, regulations, orders or actions, national defense requirements, or any other event beyond the reasonable control of such Party, or strike, lockout, or injunction. The Party invoking the provisions of this Section 17.1 shall give the other Party written notice and full particulars of such force majeure event as soon as possible after the occurrence of the cause upon which said Party is relying. Both Response and JBT shall use reasonable efforts to mitigate the effects of any force majeure on their respective part.

17.2     Assignment Rights. Except as provided in this Section 17.2, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the written consent of the other Party; provided that such consent shall not to be unreasonably withheld, delayed or conditioned by the other Party.

17.3     Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their good faith efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

17.4     Notice. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by internationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Response:	Response Biomedical Corp.
1781-75th Avenue W Vancouver, B.C. Canada V6P 6P2 Fax number: 1-(604) 456-6066 Attn: COO

With a copy to:	Jun He Law Offices
2275 E. Bayshore Rd, Ste. 101 Palo Alto, CA 94303, the United States Fax number: 1-(888)808-2168 Attn: Managing Partner

If to JBT:	Hangzhou Joinstar Biomedical Technology Co. Ltd
Room 1101, Main Building, #519 Xingguo RD, Qianjiang Economic Development Zone Hangzhou, Zhejiang Province, PRC Fax number: (86) 571-8920-8311 Attn: General Manager

17.5     Entire Agreement; Amendments. This Agreement together with the Exhibits hereto and the Collaboration Agreement and the TDA contains the entire understanding of the Parties with respect to the subject matter hereof, including the supply of Raw Materials hereunder. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with regard to the subject matter hereof, are superseded by the terms of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

17.6     Headings and Interpretation. The captions to the several Articles and Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, or Schedule shall be deemed to be a reference to an Article, Section, subsection, paragraph, clause, or Schedule, of or to, as the case may be, this Agreement, unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa, (d) whenever any provision of this Agreement uses the term “including” (or “includes” or words of similar import), such term shall not be limiting and such term shall be deemed to mean “including without limitation” (or “includes without limitation”), (e) the word “or” shall not be construed as exclusive, (f) references to any Articles or Sections include Sections and subsections that are part of the reference Article or section (e.g., a section numbered “Section 2.2.1” would be part of “Section 2.2.”, and references to “Article 2” or “Section 2.2.” would refer to material contained in the subsection described as “Section 2.2.2”), and (g) the Parties hereto have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

17.7     Independent Contractors. It is expressly agreed that Response and JBT shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Response nor JBT shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

17.8     Waiver. The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party, whether of a similar nature or otherwise.

17.9     Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

17.10     Waiver of Rule of Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement, and each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

17.11     Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a business day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring business day. For the purposes of this Agreement, “business day” shall mean any day other than a Saturday or Sunday on which banks are open for business in the PRC and Canada.

17.12     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes hereof, a scanned copy of this Agreement, including the signature pages hereto, will be deemed to be an original.

17.13     Export Laws. Notwithstanding anything to the contrary contained herein, all obligations of Response are subject to prior compliance with the export regulations of Canada, and to obtaining all necessary export approvals required by the applicable agencies of the governments of Canada. JBT shall cooperate with Response and shall provide assistance to Response, as reasonably necessary to obtain any required approvals.

17.14     Further Actions. Each Party will execute, acknowledge and deliver such further instruments, and to do all such other ministerial, administrative or similar acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

17.15     No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the Parties, and no other Person shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.

17.16     Expenses. Except as otherwise specifically provided in this Agreement, each Party (and its Affiliates) shall bear its own costs and expenses in connection with entering into this Agreement and the consummation of the transactions and performance of its obligations contemplated hereby.

17.17     Language. This Agreement will be written in English and Chinese. English and Chinese versions shall have the same legal force. Should there be any inconsistency or conflict between the Chinese and English language versions, the principle enunciated in the second paragraph of Article 125 of the current PRC Contract Law shall apply.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

RESPONSE BIOMEDICAL CORP.		HANGZHOU JOINSTAR BIOMEDICAL TECHNOLOGY CO., LTD

By:	/s/ William Adams	By:	/s/ Zhou Xuyi

Name: William Adams		Name: Zhou Xuyi (周旭一)

Title: Chief Financial Officer		Title: General Manager

Signature Page to Supply Agreement

Exhibit A

Transfer Price Payments

Subject to adjustment as provided in this Agreement, the payments due for the purchase of for Raw Materials for each Assay (“Transfer Price(s)”) shall be as follows: (unit price: USD/test; unit: per test)

Assay	Initial Transfer Price (E)	Adjusted Transfer Price (D)	Initial Transfer Price Quantity (A)	Adjusted Transfer Price Quantity (B)	Aggregate Sales Quantity (C)

Assay #1	$[***]	$[***]	[***]	[***]	[***]
Assay #2	$[***]	$[***]	[***]	[***]	[***]
Assay #3	$[***]	$[***]	[***]	[***]	[***]
Assay #4	$[***]	$[***]	[***]	[***]	[***]
Assay #5	$[***]	$[***]	[***]	[***]	[***]

[***]Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B

Assays

Assay #1     [***]

Assay #2     [***]

Assay #3     [***]

Assay #4     [***]

Assay #5     [***]

[***]Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit C

Estimated Minimum Purchase Quantities for Raw Materials (Unit: per test)

Assay	First Year after CFDA registration	Second Year	Third Year	Fourth Year	Fifth Year	5 Year Targeted Total Purchase Quantity (G)
Assay #1	[***]	[***]	[***]	[***]	[***]	[***]
Assay #2	[***]	[***]	[***]	[***]	[***]	[***]
Assay #3	[***]	[***]	[***]	[***]	[***]	[***]
Assay #4	[***]	[***]	[***]	[***]	[***]	[***]
Assay #5	[***]	[***]	[***]	[***]	[***]	[***]
Aggregated Estimated Minimum Purchase Quantities	[***]	[***]	[***]	[***]	[***]	[***]

[***]Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit D

Revenue Sharing

Assay	Agreed Pricing on which Revenue Sharing calculation is based, USD/Test
	First and Second Year	Third and Fourth Year	Fifth Year
Assay #1	[***]	[***]	[***]
Assay #2	[***]	[***]	[***]
Assay #3	[***]	[***]	[***]
Assay #4	[***]	[***]	[***]
Assay #5	[***]	[***]	[***]

[***]Certain information has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.